UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 31, 2011

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 31, 2011, RealNetworks, Inc. (the "Company") entered into arrangements providing benefits to Michael Lunsford, Interim Chief Executive Officer, and to Michael Eggers, Senior Vice President, Chief Financial Officer and Treasurer, upon termination of employment. Under these arrangements, if the Company terminates Mr. Lunsford’s or Mr. Eggers’ employment without cause (as defined in the letter agreement related to each arrangement), the Company will pay Mr. Lunsford or Mr. Eggers, as the case may be, a severance payment equal to 21 months of his annual base salary. In addition, effective August 1, 2011, if Mr. Lunsford or Mr. Eggers voluntarily terminates his employment, he must provide at least 90-days notice to transition his responsibilities and he will be entitled to receive a severance payment equal to 12 months of his annual base salary.

Effective May 31, 2011, the Company also entered into arrangements providing benefits to Hank Skorny, Senior Vice President and Chief Strategy Officer, and to Tracy Daw, Chief Legal Officer and Corporate Secretary, upon termination of employment. Under these arrangements, if the Company terminates Mr. Skorny’s or Mr. Daw’s employment without cause (as defined in the letter agreement related to each arrangement), the Company will pay Mr. Skorny or Mr. Daw, as the case may be, a severance payment equal to 12 months of his annual base salary. In addition, if Mr. Skorny or Mr. Daw voluntarily terminates his employment, he must provide at least six-months notice to transition his responsibilities and he will be entitled to receive a severance payment equal to six months of his annual base salary.

Upon termination of employment, each of Messrs. Lunsford, Eggers, Skorny and Daw will also be entitled to receive reimbursements of COBRA premiums for up to 12 months following the termination date of employment. In consideration of receiving the severance benefits described above, each of the executive officers will also be required to enter into a separation and release agreement with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

June 6, 2011	By:	/s/ Tracy D. Daw

Name: Tracy D. Daw
Title: Chief Legal Officer and Corporate Secretary